FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/Peter Schmidt
Financial Dynamics
(212) 850-5748

SKILLSOFT REPORTS THIRD QUARTER FISCAL 2009 RESULTS
REAFFIRMS FULL YEAR NET INCOME TARGETS
REAFFIRMS FULL YEAR ADJUSTED EBITDA TARGETS

•	THIRD QUARTER REVENUE OF $83.1 MILLION AND NET INCOME OF $12.0 MILLION

•	THIRD QUARTER DILUTED EPS OF $0.11

•	THIRD QUARTER ADJUSTED EBITDA OF $28.8 MILLION

•	REPURCHASED APPROXIMATELY 3.0 MILLION SHARES FOR $29.3 MILLION IN THE QUARTER

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $77.3 MILLION

NASHUA, NH, November 24, 2008 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its third fiscal quarter of fiscal 2009.
Fiscal 2009 Third Quarter Results

The Company reported total revenue of $83.1 million for its third quarter ended October 31, 2008 of its fiscal year ending January 31, 2009 (fiscal 2009), which represented an 11% increase over the $75.1 million reported in its third quarter of the fiscal year ended January 31, 2008 (fiscal 2008).  Revenue for the third quarter was negatively impacted by approximately $2.2 million due to the significant variability in foreign exchange rates during the Company’s third quarter as compared to the foreign exchange rates at July 31, 2008. The Company’s total deferred revenue at October 31, 2008 was approximately $142.6 million as compared to approximately $140.6 million at October 31, 2007.  The 1% increase in deferred revenue reflects growth in order intake and billings from SkillSoft’s core business which primarily consists of courseware, referenceware and platform hosting.  Growth in order intake and billings was partially offset by approximately $7.3 million as a result of the negative impact of the variability in foreign exchange rates in the Company’s third quarter as compared to foreign exchanges rates at July 31, 2008.

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $12.0 million, or $0.11 per diluted share, for the third quarter of fiscal 2009 as compared to net income of $5.8 million, or $0.05 per diluted share, for the third quarter of fiscal 2008.  Net income for the third quarter of fiscal 2009 was positively impacted by approximately $0.3 million due to the variability in foreign exchange rates in the third quarter. This foreign exchange gain for the third quarter of fiscal 2009 included approximately a $0.9 million foreign exchange gain resulting from US denominated customer billings and cash accounts outside of US currency based operations, which was partially offset by a foreign exchange loss of approximately $0.6 million related to the foreign exchange loss of $2.2 million in revenue in the fiscal 2009 third quarter mentioned above.   The Company’s US GAAP net income includes the following:

Non-Cash Charges:

•	Stock based compensation expense of $1.4 million in the third quarter of both fiscal 2009 and fiscal 2008.

•	Depreciation and amortization expense of $1.1 million in the third quarter of fiscal 2009 as compared to $1.5 million in the third quarter of fiscal 2008.

•	Amortization of intangible assets of $4.4 million in the third quarter of fiscal 2009 as compared to $5.4 million in the third quarter of fiscal 2008.

•	Amortization of deferred financing costs of $0.3 million in the third quarter of both fiscal 2009 and fiscal 2008.

•	Non-cash provision for income tax of $6.3 million in the third quarter of fiscal 2009 as compared to a non-cash $0.2 million income tax provision in the third quarter of fiscal 2008.

“We experienced a more cautious customer environment towards the end of our third quarter due to the current challenging business climate. As a result, we saw some existing customer upgrades and renewals and new customer sales cycles come in slower than expected.  At the same time, the volatile foreign currency market reduced revenue and international contract value in our third quarter.  Our fourth quarter, when we generally record more than 45% of our annual bookings, is also impacted by the challenging business climate and the volatile foreign currency market, which is expected to reduce international revenue and contract value in our fourth quarter and for the full year. We are confident, however, that we will achieve the fourth quarter net income targets that we established in our second quarter,” said Chuck Moran, President and Chief Executive Officer. “We are still encouraged by the results of our third quarter customer renewal efforts and feel cautiously optimistic going into our critical fourth quarter renewal period,” commented Moran.

Gross margin was 87% in each of the Company’s fiscal 2009 and fiscal 2008 third quarters.  Gross margin in each of the fiscal 2009 and fiscal 2008 third quarters includes amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million.  The intangible asset amortization reduced gross margin in both periods by approximately 2%.  Gross margin is impacted mainly by the mix of royalty-bearing content and the costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.

Cost of revenue in the fiscal 2009 third quarter increased compared to the fiscal 2008 third quarter primarily due to additional royalty expense resulting from increased revenue.

Research and development expenses decreased to $12.1 million in the fiscal 2009 third quarter from $13.7 million in the fiscal 2008 third quarter, and decreased as a percentage of revenue to 15% in the third quarter of fiscal 2009 as compared to 18% in the third quarter of fiscal 2008.  The decrease in research and development expense was primarily due to lower expenses related to contractors and outsource partners, performance bonuses and facility charges as compared to the prior year.

Sales and marketing expenses increased to $26.4 million in the fiscal 2009 third quarter from $25.2 million in the fiscal 2008 third quarter, and decreased as a percentage of revenue to 32% in the third quarter of fiscal 2009 as compared to 34% as a percentage of revenue in the third quarter of fiscal 2008.  The dollar increase in sales and marketing expenses was primarily due to the addition of direct sales, telesales and sales support personnel to support our larger customer base as well as higher commission expense.

General and administrative expenses decreased to $9.1 million in the fiscal 2009 third quarter from $9.4 million in the fiscal 2008 third quarter, and decreased as a percentage of revenue to 11% in the third quarter of fiscal 2009 as compared to 13% in the third quarter of fiscal 2008.  The decrease in general and administrative expenses was primarily due to facility and bad debt expenses incurred in fiscal 2008 that were not incurred in fiscal 2009.  This was partially offset by an increase in legal fees as well as professional expenses incurred in connection with an on-going feasibility analysis related to the Company’s business realignment strategy in the third quarter of fiscal 2009 as compared to fiscal 2008.

Operating expenses in the fiscal 2009 third quarter include approximately $1.4 million of stock-based compensation expense.  The allocation of such stock-based compensation expense for the fiscal 2009 third quarter was as follows: cost of revenue, $52,000; research and development, $227,000; sales and marketing, $412,000; and general and administrative, $731,000. Operating expenses for the fiscal 2008 third quarter also included approximately $1.4 million of stock-based compensation expense allocated as follows: cost of revenue, $54,000; research and development, $226,000; sales and marketing, $442,000; and general and administrative, $657,000.

The Company’s interest and other income increased to $1.4 million in the fiscal 2009 third quarter as compared to interest income, net of other expense of $12 thousand in the third quarter of fiscal 2008.  This increase was primarily due to a foreign exchange gain in fiscal 2009 versus a foreign exchange loss in fiscal 2008.  The Company’s interest expense decreased to $3.5 million for the fiscal 2009 third quarter as compared to $3.9 million for the third quarter of fiscal 2008.  This decrease is primarily due to principal payments made during fiscal 2009 resulting in a reduction in the Company’s outstanding debt.

The Company’s tax provision from continuing operations was $18.8 million (38.5%) for the nine month period ended October 31, 2008 and consisted of a cash tax provision of approximately $3.1 million (6.3%) and a non-cash tax provision of approximately $15.7 million (32.2%).  This compares to a $7.9 million (44.7%) tax benefit for the nine month period ended October 31, 2007, which consisted of a cash tax provision of approximately $1.1 million (6.2%) and a non-cash tax benefit of approximately $9.0 million (50.9%) from continuing operations.  The increase in the current fiscal year’s effective tax rate is primarily due to the geographic distribution of worldwide earnings as well as the second quarter of fiscal 2008 non-cash tax benefit of approximately $25 million from the reduction in the Company’s US deferred tax valuation allowance.  The aforementioned benefit was partially offset by non-cash tax adjustments required as a result of purchase accounting for the NETg acquisition.

An important leverage covenant included in the Company’s credit facility is adjusted EBITDA.  Adjusted EBITDA for the fiscal 2009 third quarter was $28.8 million and the Company’s trailing 12 month debt to adjusted EBITDA ratio was approximately 1.37.  Adjusted EBITDA for the fiscal 2009 third quarter is calculated by taking net income ($12.0 million) and adding back depreciation and amortization ($1.1 million), amortization of intangible assets and capitalized software development costs ($4.4 million), stock-based compensation ($1.4 million), feasibility expense associated with the Company’s business realignment strategy ($0.3 million), interest expense ($3.5 million), and the provision for income taxes ($7.4 million), and deducting interest and other income ($1.4 million).

SkillSoft had approximately $77.3 million in cash, cash equivalents, short-term investments and restricted cash as of October 31, 2008 as compared to $93.5 million as of January 31, 2008.  This decrease primarily reflects long term debt repayments of $24.5 million, $30.4 million and $0.4 million in the first, second and third quarter of fiscal 2009, respectively, payments to repurchase shares under our shareholder approved repurchase program of $12.2 million, $15.0 million and $29.3 million in the first, second and third quarters of fiscal 2009, respectively,  investments of $18.5 million and purchases of property and equipment of $4.1 million in the nine months ended October 31, 2008.  These uses of cash were partially offset by cash provided by continuing operations of $75.4 million; proceeds from the exercise of stock options and employee stock purchase activity of $19.5 million; investment maturities of $23.3 million; and cash provided from discontinued operations of $6.9 million which is primarily comprised of proceeds received from the sale of NETg Press in the nine months ended October 31, 2008.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2009 third quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 10 days in the fiscal 2009 third quarter as compared to 13 days in the year ago period and 15 days in the second quarter of fiscal 2009.  On a gross basis, which considers all items billed as receivables, DSOs were 80 days in the fiscal 2009 third quarter compared to 118 days in the year ago quarter and 89 days in the second quarter of fiscal 2009.

FISCAL 2009 AND FISCAL 2009 FOURTH QUARTER OUTLOOK

The Company is now targeting fiscal 2009 revenue to be in the range of $328.5 million to $331.5 million.  In the Company’s press release dated August 22, 2008, fiscal 2009 revenue was targeted to be in the range of $335.0 million to $338.0 million.   Changes in foreign exchange rates during the third quarter reduced third quarter revenue by approximately $2.2 million, and if foreign exchange rates continue at their October 31, 2008 levels during the fourth quarter, the total negative impact on revenues during the third and fourth quarters will be approximately $6.0 to $7.0 million.    As a result, the decrease in our forecasted revenue for fiscal 2009 is attributable to fluctuations in foreign exchange rates during the third quarter.  While it is the Company’s practice not to take into account the impact of future changes in foreign exchange rates when setting its financial targets, the Company believes it is appropriate to reflect the impact of changes in foreign exchange rates during the most recent quarter.   Among other factors, further changes in foreign exchange rates during the fourth quarter could result in a reduction in international revenues beyond what is reflected in the targeted range of $328.5 million to $331.5 million.

The Company’s fiscal 2009 adjusted net income target, as set forth in its press release issued on August 22, 2008, remains unchanged.  Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses and gains or losses from discontinued operations.  The Company continues to anticipate that its adjusted net income for fiscal 2009 will be between $38.0 million and $41.0 million, or $0.35 to $0.38 per basic and diluted share.  The most significant non-cash items included in targeted adjusted net income for fiscal 2009 are the following: (1) depreciation and amortization of approximately $5.0 million to $6.0 million; (2) amortization of intangible assets of approximately $16.5 million; (3) stock-based compensation expense of approximately $6.0 million; (4) amortization of deferred financing costs of approximately $1.2 million; and (5) a non-cash tax provision of approximately $19.0 million to $20.0 million;

The Company’s adjusted EBITDA target for fiscal 2009 of $101.0 million to $103.0 million as set forth in its press release issued on August 22, 2008 remains unchanged.  Adjusted EBITDA for fiscal 2009 in this range is expected to result in a debt to adjusted EBITDA ratio of approximately 1.4. Adjusted EBITDA in the target range for fiscal 2009 would represent growth of approximately 26% to 29% as compared to fiscal 2008.  The adjusted EBITDA targeted range for fiscal 2009 is calculated by taking targeted net income ($38.0 million to $41.0 million) and adding back depreciation and amortization ($5.0 million to $6.0 million), amortization of intangible assets and capitalized software development costs (approximately $16.5 million), stock-based compensation (approximately $6.0 million), restatement expenses (approximately $0.2 million), merger and integration related expenses (approximately $0.8 million), feasibility expense associated with the Company’s business realignment strategy ($1.5 million), interest expense ($13.0 million to $14.0 million) and the provision for income taxes ($23.0 million to $24.5 million), less income from discontinued operations (approximately $1.9 million), and interest and other income ($1.5 million to $2.0 million).

For the fourth quarter of fiscal 2009 ending January 31, 2009, the Company currently anticipates revenue to be in the range of $80.5 million to $83.5 million.  This range considers the current cautious customer environment and is based on foreign exchange rates as of October 31, 2008.  The Company does not take into account the potential positive or negative impact from foreign exchange rates when setting its targets. Among other factors foreign exchange rate volatility in the fourth quarter could reduce international revenues to the degree that the Company’s fourth quarter revenues could be below the above targeted range. The Company, in line with the above revenue targets, also anticipates adjusted net income for the fiscal 2009 fourth quarter to be between $5.0 million and $8.0 million, or $0.05 to $0.07 per basic and diluted share.  The most significant non-cash items included in targeted adjusted net income are the following: (1) depreciation and amortization of approximately $1.4 million to $1.7 million; (2) amortization of intangible assets of approximately $2.7 million to $2.8 million; (3) stock-based compensation expense of approximately $1.4 million to $1.6 million; (4) amortization of deferred financing costs of approximately $0.2 million to $0.3 million; and (5) a non-cash tax provision of approximately $2.7 million to $4.0 million.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures within the meaning of applicable SEC regulations.  SkillSoft is presenting these measures (for both fiscal 2009 and the fiscal 2009 third quarter) because it believes that these measures present investors and debt holders with meaningful information about the Company’s historical and projected operating performance for fiscal 2009.

The fourth quarter and fiscal 2009 earnings outlook also does not take into account the potential positive or negative impact from foreign exchange rates, potential adjustments from the impact of our international NOL valuation reserves or international deferred tax asset utilization, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from a future acquisition transaction.  The outlook also does not take into account the effect of a public offering or other financing arrangement, our share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of our earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Monday, November 24, 2008 at 4:30 p.m. EST to discuss the Company’s third quarter fiscal 2009 financial and operating results and its outlook for its fourth fiscal quarter and fiscal year ending January 31, 2009.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial (973) 582-2717.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EST on November 25, 2008 until 11:59 p.m. ET on December 1, 2008.  The replay number is (800) 642-1687, passcode: 74145272.  A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Risk Factors" in SkillSoft's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2008 as filed with the Securities and Exchange Commission.  The forward-looking statements provided by the Company in this press release represent the Company's views as of November 24, 2008.  The Company anticipates that subsequent events and developments may cause the Company's views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, In Thousands Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007

Revenues	$83,064	$75,124	$248,039	$203,733
Cost of revenues (1)	9,374	8,282	28,013	23,827
Cost of revenues - amortization of capitalized software development costs	1,690	1,740	5,170	3,683

Gross profit	72,000	65,102	214,856	176,223

Operating expenses:
Research and development (1)	12,138	13,710	38,136	35,315
Selling and marketing (1)	26,387	25,227	82,185	71,489
General and administrative (1)	9,133	9,449	27,457	25,572
Amortization of intangible assets	2,738	3,634	8,475	7,955
Merger and integration related expenses	(3)	2,616	758	11,110
Restructuring	-	-	-	34
SEC investigation	-	105	49	1,328

Total operating expenses	50,393	54,741	157,060	152,803

Other income (expense), net	752	(642)	(282)	(1,026)
Interest income	627	654	1,819	2,990
Interest expense	(3,482)	(3,927)	(10,495)	(7,741)

Income before provision for income taxes from continuing operations	19,504	6,446	48,838	17,643

Provision for income taxes - cash	1,098	92	3,063	1,099
Provision for income taxes - non-cash	6,340	178	15,727	(8,985)

Income from continuing operations	12,066	6,176	30,048	25,529

Income (loss) from discontinued operations, net of income tax (benefit) expense (2)	(37)	(351)	1,937	173

Net income	$12,029	$5,825	$31,985	$25,702

Net income, per share, basic - continuing operations	$0.12	$0.06	$0.29	$0.25
Net income, per share, basic - discontinued operations	$0.00	$0.00	$0.02	$0.00
	$0.12	$0.06	$0.31	$0.25

Basic weighted average common shares outstanding	104,182,736	104,789,720	104,779,876	104,165,555

Net income, per share, diluted - continuing operations	$0.11	$0.06	$0.28	$0.24
Net income (loss), per share, diluted - discontinued operations	$0.00	$(0.00)	$0.02	$0.00
	$0.11	$0.05	$0.29	$0.24

Diluted weighted average common shares outstanding	107,500,272	108,552,456	108,656,388	108,018,673

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$52	$54	$163	$119
Research and development	227	226	695	659
Selling and marketing	412	442	1,434	1,309
General and administrative	731	657	2,212	1,921
	$1,422	$1,379	$4,504	$4,008

(2) Discontinued operations income tax (benefit) expense	$(25)	$(311)	$1,306	$76

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In Thousands)

	October 31, 2008	January 31, 2008

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$73,568	$89,584
Restricted cash	3,745	3,963
Accounts receivable, net	72,546	171,708
Deferred tax assets	10,326	13,476
Prepaid expenses and other current assets	19,114	29,061

Total current assets	179,299	307,792

Property and equipment, net	7,914	7,210
Goodwill	256,606	256,196
Acquired intangible assets, net	16,242	29,887
Deferred tax assets	75,005	87,866
Other assets	3,702	7,730

Total assets	$538,768	$696,681

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,455	$2,000
Accounts payable	1,772	2,139
Accrued expenses	27,480	54,084
Deferred revenue	142,642	219,161

Total current liabilities	173,349	277,384

Long term debt	142,242	197,000
Other long term liabilities	5,932	9,209
Total long-term liabilities	148,174	206,209

Total stockholders' equity	217,245	213,088

Total liabilities and stockholders' equity	$538,768	$696,681

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Nine Months Ended
	October 31,
	2008	2007

Cash flows from operating activities from continuing operations:

Net income, continuing operations	$30,048	$25,529
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,504	4,008
Depreciation and amortization	3,921	5,481
Amortization of acquired intangible assets and capitalized software development costs	13,645	11,638
Recovery of bad debts	(187)	470
Provision for income taxes - non-cash	15,727	(8,986)
Non-cash interest expense	898	481
Tax benefit related to exercise of non-qualified stock options	(1,247)	-
Realized loss on sale of assets, net	-	(58)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	92,756	36,344
Prepaid expenses and other current assets	7,907	14,145
Accounts payable	(858)	(1,313)
Accrued expenses (including long-term):
Accrued merger	(3,516)	(282)
Accrued restructuring	(464)	345
Accrued other	(19,415)	(45,626)
Deferred revenue	(68,608)	(33,707)
Deferred tax asset	306	-

Net cash provided by operating activities from continuing operations	75,417	8,469

Cash flows from investing activities from continuing operations:

Purchases of property and equipment	(4,066)	(2,321)
Cash paid for business acquisitions	(250)	(278,923)
Purchases of investments	(18,545)	(9,575)
Maturity of investments	23,337	48,378
Release of restricted cash	218	16,183

Net cash provided by (used in) investing activities from continuing operations	694	(226,258)

Cash flows from financing activities from continuing operations:

Exercise of stock options	16,412	8,280
Proceeds from employee stock purchase plan	3,063	2,776
Borrowings under long-term debt, net of debt financing costs	-	194,133
Principal payment on long term debt	(55,303)	(500)
Tax benefit related to exercise of non-qualified stock options	1,247	-
Payments to acquire treasury stock	(56,495)	-

Net cash (used in) provided by financing activities from continuing operations	(91,076)	204,689

Change in cash from discontinued operations	6,880	(7,013)

Effect of exchange rate changes on cash and cash equivalents	(3,210)	1,864

Net increase in cash and cash equivalents	(11,295)	(18,249)
Cash and cash equivalents, beginning of period	76,059	48,612

Cash and cash equivalents, end of period	$64,764	$30,363